SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                    and 15(d) of the Securities Exchange Act
                                    of 1934.

                          Commission File No. 000-25096


                              Horizon Bancorp, Inc.
                    (by its successor, City Holding Company)
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             (Exact name of registrant as specified in its charter)

          One Park Avenue, Beckley, West Virginia 25801, (304) 255-7000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          Common Stock, $1.00 par value
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]*              Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(2)(ii)     [ ]
                                         Rule 15d-6               [ ]

                Approximate number of holders of record as of the
                        certification or notice date: 0



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         *Horizon  Bancorp,  Inc. was merged with and into City Holding  Company effective as of December 31, 1998.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Horizon Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 12, 1999           BY:  CITY HOLDING COMPANY, successor by
                                         merger to Horizon Bancorp, Inc.



                                         By: /s/ Robert A. Henson
                                             ---------------------------------
                                             Name:    Robert A. Henson
                                             Title:   Chief Financial Officer